UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES OF
SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

American Nano Silicon Technologies, Inc.
(Exact name of registrant as specified in its charter)

California	33-0726410
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o American Union Securities 100 Wall St. 15th Floor New York, NY	10005
(Address of registrant’s principal executive offices)	(Zip Code)

(Registrant’s telephone number including area code)
Securities to be registered pursuant to Section 12(b) of the Act:

None.

Securities to be registered pursuant to Section 12(g) of the Act

Common Stock, $0.001 par value
(Title of class)

TABLE OF CONTENTS
Part I

Part II

Part F/S
Item No.	Caption	Page
1.	Financial Statements	26

Part III

1.	Exhibits

PART I

The Issuer, American Nano Silicon Technologies, Inc., a California corporation (the “Company”), is electing to furnish the information required in this PART I by supplying the information required by Items 6-12 of Model B of Form 1-A under Alternative 2 of Form 10.

As described below, the Company has one wholly-owned subsidiary, American Nano-Delaware, and three majority-owned subsidiaries, Nanchong Chunfei, Sichuan Chunfei, and Hedi Veterinary Medicines Co., Ltd.  When used herein the terms "we", "us" and/or "our" shall mean the Company, and/or its subsidiaries in the context in which they appear.

This Registration Statement contains forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are not historical facts and constitute or rely upon projections, forecasts, assumptions or other forward-looking information. Generally these statements may be identified by the use of forward-looking words or phrases such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "may", and "should". These statements are inherently subject to known and unknown risks, uncertainties and assumptions. Our future results could differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such differences include factors described and discussed in the Description of Business in Item 1 below.

Item 6 of Model B of Form 1A. Description of Business

Business Development

The Company was incorporated as a California corporation on September 6, 1996 under the name CorpHQ, Inc.  On January 24, 1997 we agreed to acquire 100% of the assets and liabilities of Community Business Network International (“CBNI”), a California unincorporated association controlled by Steven Crane and Art F. Aviles, our former Chief Executive Officer and former President, respectively, in exchange for 3,242,417 shares of our common stock.  Concurrent with the acquisition, our board of directors ratified all outstanding agreements, including but not limited to employment and indemnification agreements and promissory notes, by and between CBNI, Mr. Crane, Mr. Aviles and certain employees and consultants.

Following the acquisition until December 1999, we operated an online “virtual” community comprised of small and home based businesses at www.hqonline.com and later at www.corphq.com.  Through that vehicle, we marketed various products and services to our members, and marketed the capabilities of our members to larger business organizations. These products and services included printed and electronic marketing and advertising materials, websites, advertising, communications and design consultation, and business management and marketing consultation.

On July 6, 1999 we acquired Source Capital Partners, Inc., (“Source”) a privately held, financial consulting services company. Under the term of the acquisition, which was accounted for as a pooling of interests, we exchanged 7926 shares, of our common stock for 100% of the ownership interest in Source.

On December 30, 1999, we entered into a letter of intent to merge with BusinessMall.com Inc. (f/k/a Progressive Telecommunications Corporation) in an all-stock transaction.

Until December 31, 1999, our main business activity was providing marketing, advertising and financial consultation and services produced by members of its Internet-based subscriber network.  We also provided yearly subscriptions to and advertising space on its Internet site to small and home-based service businesses.

On February 29, 2000, we agreed to transfer the ownership of our Source subsidiary to Source Capital Partners LLC, (“The Partners”), a limited liability company operated by Steven Glazer, a subsidiary officer and a member of the Company’s board of directors, and Gregg Davis, a subsidiary officer. In the transaction, we exchanged all issued and outstanding shares of Source to The Partners in exchange for 7926 shares of our common stock, termination of all agreements between the parties and indemnification of the Company by The Partners against any liabilities arising out of the operations of Source during the period that it operated as our subsidiary.

We operated under a joint venture with BusinessMall.com Inc. during the 2000 fiscal year while integrating their operations. On August 14, 2000, we received notice of an involuntary Bankruptcy filing by creditors of BusinessMall.com Inc.  We terminated our relationship with BusinessMall.com Inc. at that time.

At a meeting of our stockholders held on September 27, 2000 our new business activity was approved. From that date though approximately June, 2007, we engaged in business management consulting and investing activities.  Our business strategy during that period primarily involved the development, acquisition and operation of minority- owned portfolio companies focused on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that demonstrated synergies with our core businesses.

From 2001 through approximately June 2007, we served as business incubator, organizing, investing in, and providing comprehensive management support and a variety of resources to portfolio companies. Our portfolio companies included My Personal Salon Inc., a lifestyle products company; Safeguard Technology International, Inc., a distributor and integrator of high technology products and services for residential and corporate security; Circles of Life USA Inc., a wellness products company; Pressto Food & Beverage Inc., the owner of patented self-heating/cooling beverage and foods containers; National Beverage Bottling Inc., a water bottling and beverage distribution company; South Bay Financial Solutions, Inc., a real-estate, marketing and public relations firm; and The Giving Card Inc., an affinity card and merchant rebate facilitator.

On May 10, 2004 we reported that our Board of Directors had approved a ten-for-one forward stock split covering all of our issued and outstanding shares of common stock  effective May 18, 2004. Furthermore, we had issued other securities which were convertible, exchangeable or exercisable into shares of our common stock.  The common stock underlying these derivative securities were also adjusted to reflect the forward stock split.

On February 28, 2005, we announced the organization of a wholly-owned subsidiary, CorpHQ UK Ltd., in the United Kingdom (“CorpHQ UK”), for the principal purpose of funding new portfolio companies in the United Kingdom, and to create vehicles to develop European markets for CorpHQ’s US portfolio companies.

In November 2006, in the face of declining revenues and operating losses, our management determined to consider a potential business transaction with a company in an unrelated sector if it would result in greater value then continuing to pursue our business of providing management services.

Effective as of May 24, 2007,  we entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with American Nano Silicon Technologies, Inc., a Delaware corporation (“American Nano-Delaware”), the shareholders of American Nano-Delaware and Nanchong Chunfei Nano-Silicon Technologies Co. Ltd. (“Nanchong Chunfei”), pursuant to which, among other things,

•	We agreed to change our name from CorpHQ, Inc. to our current name, American Nano Silicon Technologies, Inc.,

•
We agreed to amend its Articles of Incorporation to provide for a reduction of the number of authorized shares from two billion (2,000,000,000) shares of common stock without par value  to two hundred million (200,000,000) shares of common stock, par value $.001 per share,

•	We agreed to reverse split the issued and outstanding shares of Old Common Stock into shares of New Common Stock in the ratio of 1,302 shares of Old Common Stock for each share of New Common Stock,

•	We agreed to buy all of the issued and outstanding shares of American Nano-Delaware in exchange for issuing 25,181,450 shares of New Common Stock to the shareholders of American Nano-Delaware,

•
Our controlling shareholders, Steven Crane and Gregg Davis, sold of all of their interest in the Company, which represented an aggregate of 558,520 shares of New Common Stock, to Huakang Zhou, a shareholder of American Nano-Delaware,

•
We agreed to transfer all of our existing business as existing prior to the Exchange Agreement together with and related assets (the “CorpHQ Business”) to  South Bay Financial Solutions, Inc., an existing subsidiary of the Company (“South Bay”),

•	We agreed to sell South Bay to Mr. Crane and Mr. Davis in exchange for South Bay together with Mr. Crane and Mr. Davis assuming all of the liabilities relating to the CorpHQ Business, and

•	The existing officers and directors were required to resign and appoint in their place new officers and directors associated with American Nano-Delaware.

In connection with the Exchange Agreement, the following events occurred:

•
On June 29, 2007, Mr. Crane and Mr. Davis resigned as directors leaving and Mr. Art F. Aviles as the sole director.  Mr. Aviles appointed Mr. Pa Fachun, Mr. Zhou Jian,  Mr. Zhang Changlong, and Mr. David Smith as directors and then resigned himself.

•	On June 29, 2007 our Board appointed Mr. Pu Fachun as Chairman, President and Treasurer and Mr. David H. Smith as Secretary.

•
On August 9, 2007, we amended our Articles of Incorporation to change our name to American Nano Silicon Technologies, Inc., effect a 1302:1 reverse stock split and decrease our authorized common stock from 2 billion shares to 200 million shares with a par value of $0.0001.

•
On November 6, 2007 issued 25,181,450 shares of New Common Stock to the shareholders of American Nano-Delaware in return for all of the outstanding stock of American Nano-Delaware, resulting in American Nano-Delaware becoming our wholly-owned subsidiary.

•
On January 8, 2008, we quitclaimed the remaining assets pertaining to the CorpHQ Business to South Bay and on January 8, 2008, we executed a Spin-Off Agreement with South Bay and Mr. Crane and Mr. Davis. Pursuant to the Spin-Off Agreement provided for Mr. Crane and Mr. Davis received all of the outstanding shares of South Bay in consideration for South Bay assuming all liabilities pertaining to the CorpHQ business and for South Bay, Mr. Crane, and Mr. Davis indemnifying the Company against such liabilities.

Following the acquisition of  American Nano-Delaware, our new management ceased pursuing the CorpHQ Business and made the business of American Nano-Delaware the primary business of the Company.  American Delaware-Nano is a holding company that directly holds one majority-owned subsidiary, Nanchong Chunfei and, through Nanchong Chunfei, indirectly holds two additional majority-owned subsidiaries.

We may contingent liabilities resulting from the CorpHQ Business and for any actions or omissions of the Company prior to the consummation of the transactions undertaken pursuant to the Exchange Agreement (the “Exchange Transactions”).  The risk exists that the Securities and Exchange Commission might deem the Company to have operated in violation of the Investment Company Act of 1940 prior to the consummation of the Exchange Transactions.

Additionally, we have determined that pursuant to applicable corporate law, the Company was required to have provided dissenters rights to all qualifying shareholders. As the Company did not provide dissenters rights, we are subject to contingent liabilities to such qualifying shareholders under applicable corporate law.

Nanchong Chunfei was organized as a limited liability company under the laws of the People’s Republic of China (“China”) on October 9, 2006 by its joint venture partners American Nano-Delaware, which owns 95% of Nanchong Chunfei, and Sichuan Chunfei Fine Chemical Industry Co., Ltd. (“Sichuan Chunfei”), which owns the remaining five percent (5%) of Nanchong Chunfei.   Nanchong Chunfei owns 90% of Sichuan Chunfei which in turn owns 92% of Hedi Veterinary Medicines Co., Ltd. (“Veterinary”).  Together these entities are referred to as the “Company”).

Nanchong Chunfei was organized to produce and sell fine chemical products and chemical intermediaries and Chinese herbal medicines for human and animal use, and to perform research and development in the fields of nano-technology and micro-nano silicon products.

Since their establishment, the Company have been establishing management systems and corporate governance structures, hiring and training personnel, and developing their business and investment plan.

Principal Products, Markets and Methods of Distribution

Our core product is Micro-Nano Silicon which can be used as non-phosphorus cleaning detergent agent. Micro-Nano Silicon is sold throughout 183 cities in Sichuan province and also has market share in the following provinces: Hubei, Huhan, Yunan, Guizhou and Shanxi.

According to current market status and the unique features of Micro-Nano Silicon, the demand for micro nano silicon can not be satisfied with present state of supply. So enhancing our production capacity and improve our production technology is our current concern rather than product promotion.

Micro-Nano Silicon

Micro-Nano Silicon’s name is derived from micro crystalline structure and its major ingredient, silicon.  Its basic building blocks are silicon dioxide and quartz.

We believe Micro-Nano Silicon is an effective non-phosphorus auxiliary cleaning agent  and can compete  with the most commonly used phosphorus-free auxiliary agent in synthetic detergents, 4A zeolite. This material is inferior to Micro-Nano Silicon at ion-exchange, and slow-acting at energy-saving lower wash temperatures. Its other disadvantages are that it is insoluble in water, liable to re-deposit dirt, and tending to dull the color of clothes after washing.  Micro-Nano Silicon addresses all these deficiencies.
In addition to marketing Micro-Nano Silicon to the Chinese washing products industry, we hope to market it to the Chinese petrochemical, plastics, rubber, paper, and ceramics industries. As the equipment and techniques of the production line are adaptable for the industries mentioned above, the Company could transition to producing white carbon black, alumina, calcium phosphate and other chemical products with simple modifications and variation of key inputs.

The Company has completed pilot-scale tests of Micro-Nano Silicon. The output capacity of the plant is currently about 10 tons per day. The pilot-scale test products have been successfully used by Chinese washing products companies Chengdu Lanfeng Group, White Cat Group and Libai Group.

According to statistical data collected by the Refined Chemicals’ Information Center, the annual demand for non-phosphorus auxiliary agent in the Chinese detergent and washing products industry exceeds one million tons. The Company believes that use of non-phosphorus agents will continue to grow as more areas of China follow the international practice of banning the use of phosphorus in detergents.

Micro-Nano Silicon can effectively combine calcium and magnesium ions in water, softening it in order to improve the washing effect and to prevent damage to clothes.  Therefore, the product actually reduces the amount of detergent required for washing a load of laundry.

Research and Development Expenses

We have incurred no costs associated with research and devleopment in the past two fiscal years.

Personnel

The Company has 174 full-time employees.

Twenty-eight of the employees are scientific researchers, six of whom are senior researchers.

Compliance with Environmental Laws

The Company’s operations are in full compliance with national, provincial or local provisions which have been enacted or adopted regulating the discharge of materials into the environment The Company does not use any raw materials that are or can be regulated or may be deemed hazardous under certain national, provincial or local regulations with respect to the environment. Nor does the production process itself generate any unusual hazardous substance that do not meet the national, provincial or local environmental regulatory requirements.

Sources and Availability of Raw Materials

The Company’ location offers advantages with respect to supply of raw materials and proximity to end users.

Quartz is a raw material used in the production of Micro-Nano Silicon, and there are abundant quartz mineral resources in nearby Chinese districts such as Hechuan and Qingchuan.  Another raw material, bauxite, is abundant relatively nearby in Hechuan, Chongqing, Guizhou and other places within reasonable distance for truck or railway transportation.  Similarly other raw materials such as caustic soda, calcined soda, sodium sulphate anhydrous and calcium carbonate powder are also available in large quantity, good quality and competitive cost in Sichuan province.

Sichuan is a major production base of the Chinese detergent industry.  Provincial requirement for non-phosphorus auxiliary agent is about 200,000 tons/year, or about 20% of Chinese domestic demand.  Nearby Chongqing and Chengdu cities are home to several large-scale plastic and rubber plants which use a large amount of white carbon black, for which Micro-Nano Silicon can substitute in its fine reinforcing agent application.

Major Customers

The following is a breakdown of the Company's customers by revenues. The Company is not dependent on one or a few major customers in earning its revenues.

No.	Customer Name	Fiscal year ending 9/30/07
1	Dachuan Ran Qi Rong	$146,614
2	Bazhong Luo Qing Wen	$83,408
3	Pingchang Zhao Guo Ping	$76,404
4	Quxian Zhang Xie	$63,837
5	Chongqing Baoye Group	$55,249
6	Chengdu Lotus Cleaning Products Company	$52,650
7	Tongjiang Zou Yuan Jun	$49,283
8	Chengdu Jixiang Industry	$43,590
9	Guangan Wu Fu Lin	$42,866
10	Tongzi Qiao Ru Hu	$40,721

Government Regulation.

The Company's business is affected by changes in government and regulatory policies in China and while management does not believe that these regulations presently have a material effect on the Company, the future of governmental regulation is impossible to predict.

Item 7 of Model B of Form 1A.  Description of Property

The Company’ plants are located on land for which the Company paid $872,976 for a land use right.  This gives the Company the exclusive use of the property until July 2051.  This form of land tenure is roughly comparable to a leasehold interest under our system of land tenure. The project site is located at the Chunfei Industrial Park, Gaoping, Nanchong, Sichuan province, in an economic development zone plentifully supplied with low-cost water, electricity, gas and communication facilities.  It is near the Chengdu-to-Nanchong expressway, the Nanchong-to-Chongqing expressway and the Nanchong railway station, and enjoys very good transportation links.

The construction area of the Raymond mill plant is 1,500 square meters (50m×30m), enough for installation of 4 sets of Raymond mills and ancillary equipment.  There will be a ball milling plant of brick-concrete structure, 2,500 square meters (50m×50m), with ten underground pools for storing Ball milling slurry.  The firing plant construction area will be 8,000 square meters with four sets of rotary kilns systems, and there will be a tank area of 5,000 square meters.

There will be a calcination plant of 3,000 square meters, large enough for installation of six melting furnaces for water glass, adjacent to a storage area of 2,500 square meters.

The main engineering plant of the Micro-Nano Silicon process includes a 3,500 square meter filtration plant of brick-concrete construction and two floors – the first floor is for bauxite slug filtration plant and the second for filtration of Micro-Nano Silicon finished products. A cooling system is to be installed in the plant ceiling.

  There is to be a brick-concrete reaction tank and reserve tank installation 3,500 square meter total construction area as well as a proposed flash evaporation plant of 2,160 square meters and five cooling pools of 1,000 square meters.  Most raw materials are to be stored in two warehouses of total construction area of 8,000 square meters, while quartz can be left outside in a 4,500 square meter yard.  Another two warehouses of total construction area of 8,000 square meters are to contain 40 kilo bags of finished product.  At plant capacity of 416 daily tons, these finished goods storage facilities can handle ten days of production.

Other facilities will include a 2,000 square meter machine repair plant, offices and dormitories of 15,000 square meters, and a chemical laboratory of 1500 square meters.

Item 8 of Model B of Form 1A.   Directors, Executive Officer and Significant Employees

The following individuals, each of whom assumed office in July 2007, are the directors and executive officers of the Company:

Name	Age	Positions Held

Pu Fachun	52	Director, President and CEO
Zhou Jian	43	Director
Zhang Changlong	52	Director

Pu Fachun, President and Chairman, 52 years old, is an entrepreneur with over 20 years of experience in the chemicals management business. Mr. Pu started his career as a production technician at the Nanchong Chemical Plant in Sichuan in 1972. In 1994, he founded Sichuan Chunfei Investment Company until he established Nanchong Chunfei  Nano-Silicon Technologies Co. Ltd, in 2006. Mr. Pu was central in the development and commercialization of the Company’s products.

Zhou Jian, Director, 52 years old, is an economist, since October 2006, has been Vice President of Sichuan Chunfei Daily Chemicals Industry Stock Co., Ltd.  He formerly served as Chairman of the Longhui Science and Technology Software Development Co., Ltd. under Sichuan Jiaotong University, and before that as Chairman of Sichuan Jiancheng Scientific and Technology Industrial Co., Ltd.  He was Vice President and Deputy General Manager of China City Network (C-net) from 2004 to 2005.

Zhang Changlong, Director, 43 years old, has been General Inspector of Finance of Sichuan Chunfei Investment (Group) Co., Ltd. since October 2006.  He is trained as a senior accountant, and formerly served as Section Chief of the Treasurer’s Office of the Nanping Bureau of Forestry, as Section Chief of the Treasurer’s Office of the Weft-Knitted Knitting Plant of Sichuan Nanchong Gaoping District, as finance chief of Shenzhen Huifeng Industry Co., Ltd., and financial adviser to Nanchong Jialing Pharmaceutical Co., Ltd.

Family Relationships and Legal Proceedings

There is no family relationship between any director, executive officer, significant employee or director nominees.

Legal Proceedings

No director, executive officer, significant employee or direct nominees was

•
during the last two years, involved in any bankruptcy or insolvency proceeding, or a general partner or executive officer of any business entity involved in any bankruptcy or insolvency proceedings; or

•	during the last five years, convicted in a criminal proceeding.

Item 9 of Model B of Form 1A.  Remuneration of Directors and Officers

Following our acquisition of American Nano, all of our prior executive officers resigned and are no longer employed by the Company. The Company has not following the compensation polices of the prior management and plans to adopt new compensation polices appropriate to the Company’s new business following the acquisition of American Nano-Delaware and its subsidiaries.    Because the information regarding the compensation of our executive officers in fiscal 2006 is of limited relevance to the Company following the acquisition and may not be complete and accurate, investors are cautioned against relying on this information in making an investment decision.

The following chart reflects the aggregate annual remuneration during our fiscal year ended September 30, 2007, calculated on an accrual basis,  of each of the three highest paid persons who are officers or directors, and as a group.
Name	Capacities in which Remuneration was Receivable	Estimated Annual Total Remuneration
Pu Fachun	Director, President, CEO	$10,000
Zhou Jian	Director	$7,500
Zhang Changlong	Director	$7,500
Three above-named individuals as a group		$25,000

We presently anticipate that during our fiscal year endingSeptember 30, 2008 remuneration will be paid to the Company's officers and directors as follows:

Name	Capacities in which Remuneration is Receivable	Estimated Annual Total Remuneration
Pu Fachun	Director, President, CEO	$10,000
Zhou Jian	Director	$7,500
Zhang Changlong	Director	$7,500
Three above-named individuals as a group		$25,000

Item 10 of Model B of Form 1A.   Security Ownership of Management and Certain Securityholders

Voting Securities and Principal Holders thereof.

The following table sets forth certain information regarding the beneficial ownership of our common stock (including common stock acquirable within 60 days pursuant to options, warrants, conversion privileges or other rights) as of February 11, 2008 (i) by each of the our directors and executive officers, (ii) all executive officers and directors as a group, and (iii) all persons known by us to own beneficially more than 10% of our common stock, including those shares subject to outstanding warrants, options or similar rights.  All persons listed have sole voting and investment power over the indicated shares unless otherwise indicated.

Title of Class	Name and Address(1) of Owner	Number of Shares Owned	Percent of Class
New Common Stock	Pu Fachun	11,730,000	45.1%
New Common Stock	Zhou Jian	4,278,857	16.5%
New Common Stock	Zhang Changlong	0	0%
New Common Stock	All Officers and Directors as a Group	16,008,857	61.6%

1. The address of each person or group listed is c/o American Union Securities, 100 Wall Street, 15th Floor, New York NY 10005.

Options, Warrants and Similar Rights

None

Item 11 of Model B of Form 1A.   Interest of Management and Others in Certain Transactions

None

Item 12 of Model B of Form 1A.  Description of Company’s Securities

Our authorized and outstanding capital of the consists of 200,000,000 shares of $.0001 par value common stock. As of February 12, 2008, there were 26,558,767 outstanding shares of common stock. On that date we had zero outstanding options, warrants, subscriptions and rights to purchase shares of our common stock as follows.
Under applicable California law and its Articles of Incorporation, our Board of Directors may generally issue additional shares of our stock up to the total amount of authorized common stock without approval of its shareholders.

The shares of common stock currently outstanding are fully paid and non-assessable. The holders of common stock do not have any preemptive rights to acquire shares of any capital stock of the Company. In the event of liquidation of the Company, assets then legally available for distribution to the holders of common stock will be distributed in pro rata shares among the holders of common stock.

Each shareholder is entitled to one vote for each share of common stock held by such shareholder.

Holders of our common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore.  We have not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Our common stock does not have any mandatory redemptive provisions, sinking fund provisions or conversion rights.

PART II

Item 1. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a)  Market information.

The Common Stock was traded in the “pink sheets” an Internet-based, real-time quotation service for OTC equities under the symbol “COHQ” until August 3, 2007 Commencing on August 6, 2007, our Common Stock has traded on the Pink Sheets under the symbol “ANNO”. For the periods indicated, the following table sets forth the high and low closing bid prices per share of theCommon Stock.  The below prices, furnished by Pink Sheets LLC, represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
Quarter Ended March 31, 2006	$65.10	$24.74
Quarter Ended June 30, 2006	$33.85	$10.42
Quarter Ended September 2006	$15.63	$9.21
Quarter Ended December 31, 2006	$15.63	$3.91
Quarter Ended March 31, 2007	$2.864	$0.521
Quarter Ended June 30, 2007	$0.521	$0.130
Quarter Ended September 30, 2007	$1.01	$0.14
Quarter Ended December 31, 2007	$1.05	$0.65

As of February 12, 2008, shares of New Common Stock were held by approximately 1328 stockholders of record.

The transfer agent of our Common Stock is Interwest Transfer Co., Inc., Salt Lake City, UT.

Dividends

Holders of New Common Stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefor.  We have never declared cash dividends on the Old Common Stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future on the New Common Stock as it intends to retain future earnings to finance the growth of our business, including the business of the Company.  There are no restrictions in our articles incorporation or by-laws that restrict us from declaring dividends.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has no equity compensation plan or agreements under which equity securities of the Company are authorized for issuance.

Item 2. Legal Proceedings.

Neither the Company nor the Company are a party to any pending legal proceeding, nor is any of their respective properties the subject of a pending legal proceeding.

Item 3. Changes in and Disagreements with Accountants.

We retained Bagell, Josephs, Levine & Company, LLC (“BJL”) as our new independent auditors as of October 12, 2006. BJL is located at 406 Lippincott Ave. Marlton, NJ 08053. Prior to such date, we did not consult with BJL regarding any of the enumerated items described in Item 304(a)(2) of Regulation S-B.

Item 4. Recent Sales of Unregistered Securities.

Below, we provide information regarding issuances of unregistered securities made by us during the last three years.  Some of the information contained in this section is extrapolated from documentation and information received from the Company’s prior management and may not be complete and accurate.

On January 16, 2005 we approved the issuance of 231 shares of our common stock to each of our three directors as compensation for their services as directors during our 2004 fiscal year valued at $60,000 per director. These share issuances were made on February 23, 2005. The directors were accredited  investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D.

On January 6, 2005, we approved the issuance of stock options to purchase 9,601 shares of our common stock at an exercise price $0.00 per share of common stock to  Steve Crane to compensate him for his services as CEO during fiscal year 2004.  During fiscal year 2004, Steve Crane was entitled to a base salary of $200,000 and a bonus of $100,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 9,601 shares of our common stock on February 23, 2005. Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

In January 2005, we granted Steve Crane stock options to purchase 6,250,000 shares of Old Common Stock at an exercise price $0.014 per share   Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

On April 6, 2005, we issued 45 shares of our common stock to Equinet, Inc to repay a short-term loan with a balance of $1,190. We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 811 shares of our common stock to Bear62 Corp. in return for business development services valued at $21,111.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 959 shares of our common stock to Serious Fun in return for their supplying us with printed and interactive media valued at $24,952.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 11, 2005, we issued 428,571 shares of our common stock to Alan Lewis in error due to a misinterpretation of his employment agreement.  These shares were cancelled on December 30, 2005.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On December 19, 2005 we approved the issuance of 231 shares of our common stock  to each of our three directors as compensation for their services as directors during our 2005 fiscal year valued at $60,000 per director. These share issuances were made on December 30, 2005. The directors were accredited investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D.

On December 19, 2005, we approved the issuance of stock options to purchase 14,401 shares of our common stock at an exercise price $0.00 per share of common stock to Steve Crane to compensate him for his services as CEO during fiscal year 2005. During fiscal year 2004, Steve Crane was entitled to a base salary of $250,000 and a bonus of $125,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 14,401 shares of our common stock on December 30, 2005.  Steve Crane was an accredited investor and we believe the issuance of these securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On December 19, 2005, we approved the issuance of an aggregate of 448 shares of common stock to five employees and consultants as compensation and performance bonuses in an aggregate amount of $116,000.  We believe the issuance of these securities were exempt from registration under Section 4(2) of the Securities Act.

On December 19, 2005, we issued 108 shares of our common stock  to Alan Lewis to compensate him for the retirement of options.  We believe the issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

On December 30, 2005, Steve Crane exercised options to purchase 14,401 shares of common stock. We believe the issuance of these shares were exempt from registration under Section 3(a)(9) of the Securities Act.

On May 16, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On May 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $5,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 2, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $26,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share. We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 21, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $65,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On July 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On October 31, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $20,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On November 15, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $7,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share. Steve Crane was an accredited investor and we believe the issuance of the note was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of 231 shares of our common stock to each of our three directors as compensation for their services as directors during our 2006 fiscal year. The value of the 231 shares received by each director was valued at $3,000. These share issuances were made on November 28, 2006. The directors were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of an aggregate of 22,428 shares of our common stock to two investors to effect the conversion of debts aggregating $146,000.  The 22,428 shares were issued on November 28, 2006.  We believe the issuances of these shares were exempt from registration under Section 3(a)(9) and Section 4(2) of the Securities Act.

Pursuant to the terms of our employment agreement with Gregg Davis dated January 1, 2006  we committed to issue options to purchase to purchase 1,921 shares of our common stock to Gregg Davis. These options had an exercise price of $35.154 per share and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Leslie Ashby dated November 15, 2005 we committed to issue options to purchase 854 shares of our common stock to Ms. Ashby. These options had an exercise price of $$35.154 per share and were cancelled pursuant to the terms of a termination agreement.   We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Steve Crane dated January 1, 2006 we committed to issue options to purchase 5,761 shares of our common stock to Mr. Crane. These options have an exercise price of $29.946 per share and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Alan Silberberg dated January 6, 2006, we committed to issue options to purchase 854 shares of our common stock to Alan Silberberg. These options have an exercise price of $35.154 per share and were cancelled pursuant to the terms of a settlement agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Cory Martin dated January 1, 2006, we committed to issue options to purchase 569 shares of our common stock to Mr. Martin. These options had an exercise price of $35.154 per share and were cancelled after Mr. Martin left the employment of the Company.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act.

On January 24, 2007, we approved the issuance of 321,854 shares of our common stock to Steve Crane and 178,476 shares of our common stock   to Gregg Davis to effect the conversion of debts in the respective amounts of $265,000 and $150,000.   The shares were issued on January 26, 2007.  As officers of the Company, both Steve Crane and Gregg Davis were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On February 12, 2007, we issued 38,403 shares of unrestricted common stock to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On February 16, 2007, we issued 53,764 shares of unrestricted common stock to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On March 30, 2007, we issued 72,965 shares of unrestricted common stock to an investor for gross proceeds of $10,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

Item 5. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director’s duties to the Company or our shareholders except for liability:

for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
•	for acts or omissions that a director believes to be contrary to the best interests of the Company or our shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction for which a director derived an improper personal benefit;

•
for acts or omissions that show a reckless disregard for the director’s duty to the Company or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Company or our shareholders;

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or our shareholders; and

•	for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

Our Articles of Incorporation authorize the Company to indemnify our officers and directors to the fullest extent permissible under California law. Our Bylaws provide that the Company shall, to the maximum extent permitted by the California Corporations Code, have the power to indemnify officers, directors and other agents of the Company against expenses, judgments, fines, settlements, and other expenses reasonably incurred in connection with any proceeding due to the fact that such person is or was an agent of the Company, and the Company has the power to expenses incurred in defending against any such proceeding to the maximum extent permitted by such law.

Section 317 of the California Corporations Code states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's or agent's duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification are sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in  the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART F/S

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at September 30, 2007 and 2006	F-2
Consolidated Statements of Operations for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-3
Consolidated Statements of Changes in Stockholders’ Equity for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-4
Consolidated Statements of Cash Flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-5
Notes to Consolidated Financial Statements	F-6 - F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
American Nano-Silicon Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the results of its operations, changes in stockholders’ equity, and cash flows for the year ended September 30, 2007 and for the period from the inception to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.
/S/ Bagell Josephs, Levine & Company, LLC
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

January 8, 2008

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$ 423,700	$ 60,205
Advances to suppliers	123,041	695,631
Inventory	690,030	132,397
Other receivables	172,692	5,548
Other receivables - related parties	272,585	56,467
Employee advances	27,911	6,374
Total Current Assets	1,709,959	956,622

Property, plant and equipment, net	5,848,444	5,353,120

Other assets:
Land use right, net	900,640	871,389
Total other assets	900,640	871,389

Total Assets	$ 8,459,043	$ 7,181,131

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$ 937,414	$ 498,983
Account payable	382,262	272,100
Construction security deposits	1,172,043	1,161,295
Accrued expenses and other payables	405,339	84,186
Total Current Liabilities	2,897,058	2,016,564

Due to related parties	200,223	10,121

Total Liabilities	3,097,281	2,026,685

Minority Interests	999,751	1,014,907

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized;
100,000,000 shares issued and outstanding at September 30, 2007 and 2006	10,000	10,000
Additional paid-in-capital	3,971,809	3,931,254
Accumulated other comprehensive income	474,341	201,643
Accumulated deficit	(94,139)	(3,359)
Total Stockholders' Equity	4,362,011	4,139,538

Total Liabilities and Stockholders' Equity	$ 8,459,043	$ 7,181,131

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

		From the inception
	For the year	(August 26, 2006)
	ended	to
	September 30, 2007	September 30, 2006

Revenues	$ 2,070,550	$ -

Cost of Goods Sold	1,642,021	-

Gross Profit	428,529	-

Operating Expenses
Selling, general and administrative	443,154	1,389

(Loss) before other Income and (Expenses)	(14,625)	(1,389)

Other Income and (Expense)
Interest income	-	20
Interest expense	(90,429)	(2,321)
Other income (expense)	(883)	-
Total other income and (expense)	(91,312)	(2,300)

(Loss) Before Minority Interests and Income Taxes	(105,937)	(3,689)

Minority Interests	15,156	330

(Loss) Before Income Taxes	(90,780)	(3,359)

Provision for Income Taxes	-	-

Net (Loss)	$ (90,780)	$ (3,359)

Basic and diluted (loss) per common share	$ (0.001)	$ (0.00)

Weighted average number of common shares	100,000,000	100,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

	Common Stock			Accumulated Other
	par value $.0001		Additional	Comprehensive	Accumulated	Comprehensive
	Shares	Amount	Paid in Capital	Income	Deficit	Income	Total

Balance August 26, 2006	100,000,000	10,000	3,854,490	177,543	-		4,042,033

Additional capital contributed		-	76,764	-	-		76,764

Comprehensive income
Net loss for the year					(3,359)	(3,359)	(3,359)
Other comprehensive income, net of tax
Foreign currency translation adjustments				24,100		24,100	24,100
Comprehensive income						20,741

Balance September 30, 2006	100,000,000	$ 10,000	$ 3,931,254	$ 201,643	$ (3,359)		$ 4,139,538

Additional capital contributed		-	40,555	-	-		40,555

Comprehensive income
Net loss for the year					(90,780)	(90,780)	(90,780)
Other comprehensive income, net of tax
Foreign currency translation adjustments				272,698		272,698	272,698
Comprehensive income						181,918

Balance September 30, 2007	100,000,000	$ 10,000	$ 3,971,809	$ 474,341	$ (94,139)		$ 4,362,011

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

		From the inception
	For the year	(August 26, 2006)
	ended	to
	September 30, 2007	September 30, 2006

Cash Flows From Operating Activities:
Net loss	$ (90,780)	$ (3,359)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	100,344	1,389
Minority interest	(15,156)	(330)

Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable and other receivable	(167,145)	-
Inventory	(557,633)	-
Employee advances	(21,537)	-
Advances to suppliers	572,591	-
Related party receivables	(216,118)
Increase (decrease) in -
Accounts payable	110,162
Construction security deposits	10,747	9,025
Accrued expenses and other payables	321,153	1,231

Cash provided by operating activities	46,626	7,956

Cash Flows From Investing Activities:
Additions to property and equipment	(363,914)	-
Additions to construction in process	(59,757)	(105,760)

Cash (used in) investing activities	(423,672)	(105,760)

Cash Flows From Financing Activities
Proceeds from related party loans	190,103	-
Proceeds from notes payable	438,431	-
Proceeds from additional capital contribution	-	76,764
Reduction in subscription receivable	-	28,996

Cash provided by financing activities	628,535	105,760

Effect of exchange rate changes on cash and cash equivalents	112,006	3,624

Increase in cash and cash equivalents	363,495	11,580

Cash and Cash Equivalents - Beginning of year	60,205	48,625

Cash and Cash Equivalents - End of year	$ 423,700	$ 60,205

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$ -	$ 1,231
Income taxes	$ -	$ -

Non-cash investing and financing activities:
Additional capital contributed in the form of property	$40,555	$ -

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 1 – ORGANIZATION AND BASIS OF PRESENTATION

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests

Minority interests result from the consolidation of 95% directly owned subsidiary, Nanchong Chunfei, 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements                                                                                      39 years
Machinery, equipment and automobiles                                                                   5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Taxation

Enterprise income tax

The Company’s main operations are in PRC. Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment is granted to Joint Venture Enterprise at a lower rate of 15%.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There was no income tax incurred for the Company as of September 30, 2007.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax payable for the Company as of September 30, 2007.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of September 30, 2007 because of the relatively short-term maturity of these instruments.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,”which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

In September2006, the FASB issued SFAS No. 158 “Employers’Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’Accounting for Pensions”(SFAS No. 87), SFAS No. 88 “Employers’Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”(SFAS No. 88), SFAS No. 106 “Employers’Accounting for Postretirement Benefits Other Than Pensions”(SFAS No. 106), and SFAS No. 132R “Employers’Disclosures about Pensions and Other Postretirement Benefits (revised 2003)”(SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008 The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 3 – INVENTORY

 The inventory consists of the following:

		As of September 30,

	2007	2006

Raw materials	123,647	100,892
Packing supplies	232,485	22,409
Work in process	277,818	-
Finished goods	56,080	9,096

Total	$690,030	$132,397

No allowance for inventories was made for the year ended September 30, 2007 and for the period from the inception to September 30, 2006.

Note 4 –PROPERTY, PLANT AND EQUIPMENT

		As of September 30,

	2007	2006

Machinery & equipment	$ 604,835	$ 381,760
Automobiles	56,867	53,908
Plant & Buildings	2,846,200	1,833,245
Total	3,507,902	2,268,913

Less: accumulated depreciation	(84,868)	-
Add: construction in process	2,425,410	3,084,207

Property, plant and equipment	$ 5,848,444	$ 5,353,120

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 4 –PROPERTY, PLANT AND EQUIPMENT (Continued)

Depreciation expense for the year ended September 30, 2007 was $69,047 and there was no depreciation expense for the period from the inception to September 30, 2006.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company periodically has receivables from its affiliates, owned by Mr. Pu Fachun, the majority shareholder and the president of the Company. The Company expects all outstanding amounts due from its affiliate will be repaid and no allowance is considered necessary. The Company also periodically borrows money from its shareholders to finance the operations.

The details of loans to/from related parties are as follows:

		As of September 30,

	2007	2006

Receivables from affiliates	$ 272,585	$ 56,467

Loans from shareholders	$ 200,223	$ 10,121

One of the Company’s affiliated company, Sichuan Chunfei Daily Chemicals Co., Ltd. (“Daily Chemical”), is a major customer of the Company. Its sales accounted for 14% of the net revenue for the year ended September 30, 2007.  Daily Chemical is also the largest supplier of the Company, accounted for 36% of all of the raw materials the Company purchased for the year ended September 30, 2007.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTNOTE 6 - LAND USE RIGHT

 All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The land use right was originally acquired by one of the Company’s shareholders in September 2000 for the amount of $833,686 and later was transferred to the Company as capital investment. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over the period of 50 years.

The amortization expense from the year ended September 30, 2007 and for the period from the inception to September 30, 2006 was $17,893 and $1,389, respectively.

NOTNOTE 7 - SHORT-TERM LOANS

The   The short-term loans include the following:
[
The    The Company accrued interest expenses of $90,429 for the year ended September 30, 2007 and $2,321 for the period from the inception to September 30, 2006.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTNOTE 8 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractors prior to start of the constructions. The deposits are to be refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purposes. As of September 30, 2007 and 2006, the balance of the construction security deposits was $1,172,043 and $1,161,295, respectively.
The

N      NOTE 9 – STOCKHOLDERS’ EQUITY

On August 26, 2006, ANST entered into an agreement with the shareholders of Chunfei Chemicals to form Nanchong Chunfei, a joint venture company established under the laws of PRC. ANST acquired 95% of ownership of Nanchong Chunfei by contributing US$122,000 in cash and issuing all of its 100,000,000 shares of common stock to the shareholders of Chunfei Chemicals, Mr. Pu Fachun and Mr. Qiwei Zhang.  In consideration, Mr. Pu and Mr. Zhang transferred 90% of their ownership in Chunfei Chemicals to the Joint Venture, Nanchong  Chunfei.  After this change, ANST owns 95% of Nanchong Chunfei, who, in turn, owns 90% of Chunfei Chemicals.

As the transaction was between entities under common control, the transaction was recorded at the historical cost basis. The Company issued shares at fair value equal to the recorded cost.

Pursuant to the document issued by the District Council to Nanchong City Council on September 5, 2006, the equity transfers from Nanchong Chunfei and Chunfei Chemicals to ANST was approved and transformation of Nanchong Chunfei to a Sino-foreign Joint Venture Enterprise was granted.

PART III

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation, dated September 9, 1996
3.2	Certificate of Amendment of Articles of Incorporation, dated March 9, 2004
3.3	Certificate of Amendment of Articles of Incorporation, dated January 16, 2007
3.4	Certificate of Amendment of Articles of Incorporation, dated July 25, 2007
3.5	Bylaws
5.1	Opinion of Legality (1)
10.1	Stock Purchase and Share Exchange Agreement, dated May 24, 2007
10.2	Quitclaim Agreement, dated January 8, 2008
10.3	Spinoff Agreement, dated January 8, 2008
23.1	Consent from Bagell Josephs Levine & Company, LLC.

1. To be filed by Amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American Nano Silicon Technologies, Inc.

Date: Feburary 12, 2008                                                                            By: /s/ Pu Fachun
        Name: Pu Fachun
        Title: President and CEO